Exhibit 99.2

Energem Corp. Announces Closing of Initial Public Offering and Exercise of Full Over-Allotment Option

Kuala Lumpur, Malaysia / November 18, 2021 / Energem Corp. (the “Company”) announced today the closing of its initial public offering of 10,000,000 units at $10.00 per unit. Each unit consists of one Class A ordinary share and one redeemable warrant. Each warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. The underwriters exercised their over-allotment option in full for an additional 1,500,000 units at the time of the closing of the Offering. As a result, the aggregate gross proceeds of the Offering, including the over-allotment, are $115 million, prior to deducting underwriting discounts, commissions, and other Offering expenses.

The units have been listed on the Nasdaq Global Market (“Nasdaq”) and began trading on November 16, 2021, under the ticker symbol “ENCPU”. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “ENCP” and “ENCPW”, respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on the energy industry. The Company is led by Chief Executive Officer, Mr. Swee Guan Hoo.

EF Hutton, division of Benchmark Investments LLC, served as the sole book-running manager on the offering.

Rimon, P.C. served as legal counsel to the Company. Lucosky Brookman LLP served as legal counsel to EF Hutton.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EF Hutton, division of Benchmark Investments LLC, 590 Madison Ave., 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-1 relating to these securities on November 15, 2021. A final prospectus relating to this offering has been filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Energem Corp.

Level 10, Tower 11, Avenue 5, No. 8,

Jalan Kerinchi, Bangsar South

59200 Wilayah Persekutuan Kuala Lumpur, Malaysia

Attn: Swee Guan Hoo

Chief Executive Officer

sghoo@energemcorp.com

+ (60) 3270 47622